Exhibit 99.1

PRIMUS TELECOMMUNICATIONS ANNOUNCES FAVORABLE

REGULATORY DETERMINATIONS IN AUSTRALIA

McLEAN, VA – (MARKET WIRE) – January 9, 2008 — PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL), an integrated communications services provider, today announced that the Australian Competition and Consumer Commission (“ACCC”) issued two separate Final Determinations (“Final Determinations” or “FDs”) concerning access disputes between Primus Australia (“Primus”), an indirectly wholly-owned subsidiary, and Telstra Corporation for unconditioned local loop services (“ULLS”) and line sharing services (“LSS”). These services are key components of high speed broadband services offered by Primus.

The Final Determination issued by ACCC for ULLS services for Band 2 (metropolitan areas where most Primus customers reside) mandated a monthly charge of Aus$14.30, as compared to Telstra’s proposed charge of Aus$30.00 per month. The Final Determination issued by ACCC for LSS services mandated a monthly charge of Aus$2.50, as compared to Telstra’s proposed charge of Aus$9.00 per month.

“ACCC’s issuance of the FDs on these fundamental access disputes—despite enormous opposition from Telstra—are major pro-consumer decisions,” stated Ravi Bhatia, Managing Director of Primus Australia. “As demonstrated by these decisions, had Telstra been unfettered in imposing its wholly arbitrary pricing of declared services, Primus would have been subjected to price increases of between 110% and 260% above the levels that the ACCC ultimately mandated through the FDs. Thus, mandated competitive wholesale pricing is critical to Primus’s ability to continue to offer Australian consumers a choice of outstanding high speed broadband services at attractive and affordable prices. Moreover, the FDs also allow us to make investment decisions to expand our broadband service portfolio and coverage and offer higher speed broadband services.”

The FDs take formal effect on January 10, 2008. The FD pricing directives are to be retroactively applied to services procured by Primus from Telstra from February 3, 2006 for ULLS and from October 9, 2006 for LSS. As a result, Primus expects to receive refunds from Telstra of previous over-payments for the ULLS and LSS services in the range of Aus$7.0 million to Aus$7.5 million plus interest of approximately Aus$0.7 million. At current customer levels, Primus’s recurring costs would be reduced by approximately Aus$3.0 million per year as a result of the FDs. The effectiveness of the ULLS determination expires on June 30, 2008, and the LSS determination expires on July 31, 2009. Although Telstra cannot directly appeal the Final Determinations, it may seek judicial review of the ACCC’s decisions. With respect to the ULLS pricing, it is expected that ACCC will publish indicative prices in early 2008 to provide a basis for pricing beyond June 30, 2008. Absent changed circumstances, it is expected that such “indicative prices” will reflect the ULLS FD pricing, but there can be no assurances of that outcome.

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PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 15 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning refund amounts, recurring costs, future indicative pricing and competitive effects related to the FDs and our Australian operations and strategies constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: any judicial review of the ACCC’s FD decision, or certain risks and uncertainties, including those described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “-Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

For more information:

John DePodesta

Executive Vice President

PRIMUS Telecommunications Group, Incorporated

703-748-8050

ir@primustel.com